Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 5BARz International Inc. of our report dated April 14, 2014, which includes an explanatory paragraph as to the Registrants ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of 5BARZ International Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2013 and 2012 and for the period from November 14, 2008 (date of inception) through December 31, 2013 appearing in the Annual Report on Form 10-K of 5BARz International, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP

New York, New York

September 5, 2014